Exhibit 5.1

McCarter & English, LLP Two Tower Center Boulevard 24th Floor East Brunswick, NJ 08816 www.mccarter.com

October 21, 2021

The Board of Directors

BioHiTech Global, Inc.

80 Red Schoolhouse Road, Suite 101

Chestnut Ridge, NY 10977

Re:         Registration Statement on Form S-1

BioHiTech Global, Inc.

To Whom It May Concern:

We have acted as counsel to BioHiTech Global, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the resale of up to an aggregate of 7,000,000 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), by Keystone Capital Partners, LLC (the “Selling Stockholder”), consisting of 69,137 shares of Common Stock (the “Initial Commitment Shares”) issued to the Selling Stockholder by the Company and outstanding on the date hereof, 625,000 shares of Common Stock (the “Initial Purchase Shares”) issued to the Selling Stockholder as an initial purchase under the Purchase Agreement (as defined herein) and outstanding on the date hereof, up to 200,000 shares of Common Stock (the “Additional Commitment Shares”) that may be issued to the Selling Stockholder by the Company as additional consideration for its commitment to purchases shares of our Common Stock under the Purchase Agreement, and up to 6,105,863 shares of Common Stock (the “Purchase Shares” and, together with the Initial Commitment Shares, the Initial Purchase Shares, and the Additional Commitment Shares, the “Shares”) that may be issued and sold to the Selling Stockholder from time to time by the Company, pursuant to the Purchase Agreement, dated September 23, 2021, between the Company and the Selling Stockholder (the “Purchase Agreement”), as described in the prospectus forming a part of the Registration Statement (the “Prospectus”).

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic, and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; and (v) the certificates or other documents representing the Shares will be duly executed and delivered. We have further assumed that the Company will have sufficient authorized, unissued and otherwise unreserved shares of Common Stock available for issuance at the time of each issuance of Additional Commitment Shares or Purchase Shares pursuant to the Purchase Agreement

McCarter & English, LLP Two Tower Center Boulevard 24th Floor East Brunswick, NJ 08816 www.mccarter.com

In rendering the opinions expressed below, we have reviewed originals or copies of the following documents (the “Documents”): (a) the Amended and Restated Certificate of Incorporation and the Bylaws of the Company, in each case, as amended through the date hereof (the “Governing Documents”), (b) the Purchase Agreement, (c) the Registration Statement, (d) the Prospectus, and (e) such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the Shares have been duly authorized by the Company and when issued and delivered against payment therefor as provided in the Purchase Agreement, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.

This opinion letter is delivered to you in connection with the filing of the Registration Statement. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

This opinion is rendered solely for your benefit and may not be relied upon by any person or entity other than the addressee hereof. Without our prior written consent, except in a legal proceeding regarding the contents hereof, this opinion may not be quoted in whole or in part or otherwise referred to in any report or document furnished to any person or entity. This opinion is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. We disclaim any requirement to update this opinion subsequent to the date hereof or to advise you of any change in any matter set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

McCARTER & ENGLISH. LLP

/s/ McCarter & English, LLP